EPCYLON ANNOUNCES THE APPOINTMENT OF MR. HUBERT GROSSER TO THE ADVISORY BOARD

Toronto, Ontario – February 12, 2014 – Epcylon Technologies, Inc. (OTCBB: PRFC) (“Epcylon” or the “Company”) is pleased to announce that Mr. Hubert Grosser, former Head of Marketing and Public Relations for Fraunhofer IPA, Stuttgart (www.ipa.fraunhofer.de), Germany has agreed to join the Advisory Board in the capacity of technology transfer expert. Mr. Grosser spent over 25 years at Germany’s renowned Fraunhofer Gesellschaft, Europe’s leading semi-governmental technology think tank. He lends his extensive knowledge to the Epcylon team to evaluate cross-border technologies and to identify suitable innovations for Epcylon partners and clients.

Todd Halpern, Chairman of Epcylon, stated “Welcoming a seasoned technology expert to our Advisory Board is an honor. We are looking forward to integrating our mutual networks, particularly in light of Stuttgart, Germany being THE highest per-capita technology export region in the world.” Epcylon aims to significantly increase its high-technology exposure with this appointment. “We are excited about Hubert Grosser lending his expertise to our Theta Division”, said Cato Kemmler, President of Epcylon. “Having known Mr. Grosser for over 20 years and knowing about the breadth of knowledge he possesses lends credibility to our trans-border technology transfer efforts.”

About Epcylon Technologies, Inc.

Epcylon Technologies, Inc. invests and operates across a wide variety of industry sectors in four divisions. The Theta division specializes in the field of cross-border technology transfer by identifying suitable market verticals. The Rho division develops interactive software for use by charitable organizations and government regulated lotteries through its MOBI branded products. Under Omega SmartBuild Americas, expert knowledge in energy-efficient building envelopes is used to provide sustainable circular economy solutions within the green tech industry. The Omikron division is involved in the development of proprietary algorithmic trading systems with its Stealth brand of products, and combines all of these technologies with innovative white label financial products.

For more information, please visit: http://www.epcylon.com

Forward-Looking Statements

You should not place undue reliance on forward-looking statements in this press release. This press release contains forward-looking statements that involve risks and uncertainties. Words such as "will," "anticipates," "believes," "plans," "goal," "expects," "future," "intends," and similar expressions are used to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described in this press release. For further information about Epcylon Technologies Inc., please refer to its website at http://www.epcylon.com